Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR MAY

Dallas, Texas, May 5, 2014 – U.S. Trust, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.39808 per unit, payable on May 29, 2014, to unit holders of record on May 15, 2014. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.

This distribution reflects primarily the oil production for February 2014 and the gas production for January 2014. Preliminary production volumes are approximately 45,879 barrels of oil and 418,524 Mcf of gas. Preliminary prices are approximately $94.38 per barrel of oil and $5.22 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	45,879	418,524	$94.38	$5.22
Prior Month	46,394	633,451	$91.37	$4.18

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of April, approximately $810,000 of revenue received will be posted in the following month of May in addition to normal receipts during May. Since the close of business in April and prior to this press release, approximately $63,000 revenue has been received.

As previously disclosed, U.S. Trust, Bank of America Private Wealth Management has announced its intention to resign as trustee of the Trust, subject to certain conditions set forth in the trustee’s notice dated January 9, 2014, including unitholder approval of a successor trustee.

*    *    *

Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth
Toll Free – 1.800.365.6541